UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DUOYUAN GLOBAL WATER INC.
(Exact name of Registrant as specified in its Charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600, People’s Republic of China
Tel: +8610-6021-2222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Duoyuan Global Water Inc. 2008 Omnibus Incentive Plan
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name and address of agent for service)
(212) 590-9009
(Telephone number, including area code, of agent for service)

Copy to:
Man Chiu Lee, Esq.
Arthur C. Mok, Esq.
Hogan & Hartson LLP
Two Pacific Place, Suite 2101
88 Queensway
Hong Kong SAR, People’s Republic of China
Tel: +852-2151-5858

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities To Be Registered	Registered	Per Share	Offering Price	Registration Fee
Ordinary Shares, par value $0.000033 per share	2,105,262(1)(3)	$11.49(2)	$24,189,460(2)	$1,350(2)

(1)	This Registration Statement covers, in addition to the number of ordinary shares, par value $0.000033 per share (the “Ordinary Shares”), of Duoyuan Global Water Inc. (the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Duoyuan Global Water Inc. 2008 Omnibus Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Ordinary Shares.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the maximum aggregate offering price is calculated as the product of 2,105,262 Ordinary Shares that may be issued under the Plan multiplied by the quotient of the average of the high and low prices of the Registrant’s American Depositary Shares (“ADSs”) as reported on the New York Stock Exchange on June 25, 2009 (or $22.98) divided by two (since each ADS represents two Ordinary Shares), which is equal to $24,189,460.

(3)	These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents two Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-159920).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents or designated portions thereof, which have been filed with the Commission, are incorporated by reference herein:
•	The Registrant’s prospectus dated June 24, 2009 (the “Prospectus”) filed with the Commission on June 25, 2009 pursuant to Rule 424(b)(4) of the Securities Act (File No. 333-159651), which includes the Registrant’s audited financial statements for the year ended December 31, 2008 and unaudited financial statements for the three months ended March 31, 2009; and

•	The description of the Registrant’s Ordinary Shares and ADSs contained in its registration statement on Form 8-A (File No. 001-34380) filed with the Commission on June 11, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares and ADSs set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Prospectus.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.
     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
     British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the fourth amended and restated memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.
     The Registrant has entered into indemnification agreements with its directors and officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on this 26th day of June, 2009.

DUOYUAN GLOBALWATER INC.
/s/ Wenhua Guo
Wenhua Guo
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wenhua Guo and Stephen C. Park and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature		Title	Date

/s/ Wenhua Guo		Director and Chief Executive Officer	June 26, 2009
Wenhua Guo		(Principal Executive Officer)

/s/ Stephen C. Park		Chief Financial Officer	June 26, 2009
Stephen C. Park		(Principal Financial Officer and Principal Accounting Officer)

/s/ Christopher P. Holbert		Director	June 26, 2009
Christopher P. Holbert

/s/ Joan M. Larrea		Director	June 26, 2009
Joan M. Larrea

/s/ Thomas S. Rooney, Jr.		Director	June 26, 2009
Thomas S. Rooney, Jr.

/s/ Yuefeng Yu		Director	June 26, 2009
Yuefeng Yu

/s/ Donald J. Puglisi		Authorized Representative in	June 26, 2009
Name:	Donald J. Puglisi	the United States
Title:	Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description
4.1	Duoyuan Global Water Inc.’s 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration Nos. 333-159651 and 333-160192))
4.2	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and owners and holders of American Depositary Shares (incorporated by reference to Exhibit 4.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration Nos. 333-159651 and 333-160192))
5.1*	Opinion of Maples & Calder, counsel to the Registrant, regarding legality of the securities being issued
23.1*	Consent of Grant Thornton, independent registered accounting firm
23.2*	Consent of Maples & Calder (included in the opinion filed as Exhibit 5.1)
24.1*	Powers of attorney (included on signature page hereto)

*	Filed herewith.